Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
AlloVir International Designated Activity Company	Ireland
AlloVir Securities Corporation	Massachusetts
AlloVir Italia S.R.L.	Italy